SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:               AARP Managed Investment Portfolios Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                   Two International Place
                   Boston, MA 02110

Telephone Number (including area code):  (617) 295-1000

Name and address of agent for service of process:

                   Thomas F. McDonough
                   Scudder, Stevens & Clark, Inc.
                   Two International Place
                   Boston, MA 02110

Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES     X                NO

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 15th day of November, 1996.

                  AARP MANAGED INVESTMENT PORTFOLIOS TRUST

                                   By:   /s/Thomas F. McDonough
                                        Assistant Secretary

Attest:    /s/Joan E. Shaughnessy